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                                                                     EXHIBIT 8.1

                       [Letterhead of Baker Botts L.L.P.]


                                                              September 12, 2005


CenterPoint Energy Transition Bond Company II, LLC
1111 Louisiana, Suite 4655B
Houston, Texas 77002

CenterPoint Energy Houston Electric, LLC
1111 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

            We have acted as counsel to CenterPoint Energy Transition Bond Company II, LLC, a Delaware limited liability company (the "Company"), and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company, with respect to certain legal matters in connection with the Registration Statement on Form S-3 (Registration No. 333-121505) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offering and issuance of up to $1,857,000,000 aggregate principal amount of the Company's transition bonds (which amount may be increased pursuant to one or more registration statements filed pursuant to Rule 462 promulgated under the Act) (the "Transition Bonds") to be offered from time to time as described in the form of the prospectus and prospectus supplement included as part of the Registration Statement.

            At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements and representations contained in the Registration Statement, the Exhibits filed with the Registration Statement and other information provided to us by the Company. In giving such opinion, we have assumed that the issuance of the Transition Bonds by the Company will be consummated in the manner contemplated by the Registration Statement and in accordance with the form of indenture filed as Exhibit 4.1 to the Registration Statement. We also have examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed.

            Subject to the assumptions set forth above and to the qualifications and limitations set forth in the discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences for the Transition Bondholders," such discussion constitutes our opinion with respect to the material United States federal income tax consequences of the ownership and disposition of the Transition Bonds by the holders addressed therein.

            The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our Firm under the heading "Material Federal Income Tax Consequences for the Transition Bondholders" and under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

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CenterPoint Energy Transition Bond Company II, LLC            September 12, 2005

                                                     Very truly yours,

                                                     /s/ BAKER BOTTS L.L.P.

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